Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-147776,
333-147776-01, 333-147776-02
333-147776-03
SUPPLEMENT DATED JANUARY 25, 2008
TO PROSPECTUS DATED DECEMBER 26, 2007
EXTENSION OF EXCHANGE OFFER

     FMC Finance III S.A. has extended the Expiration Dates of its Exchange Offer made by the Prospectus dated December 26, 2008, as supplemented hereby. The Exchange Offer will now expire at 5:00 p.m., New York City time, on February 7, 2008.
     As of 5:00 p.m. New York City time on January 24, 2008, approximately $499,885,000 aggregate principal amount of Restricted Notes has been received by the Exchange Agent for the Exchange Offer, including $8,875,000 aggregate principal amount tendered by guaranteed delivery procedures.